Exhibit 3

ARTICLES OF INCORPORATION

OF

REPUBLIC BANCSHARES OF TEXAS, INC.

The undersigned, a natural person of the age of eighteen years or more, acting as sole incorporator of a corporation under the provisions of the Texas Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE 1.

The name of the Corporation is Republic Bancshares of Texas, Inc.

ARTICLE 2.

The period of duration of the Corporation is perpetual.

ARTICLE 3.

The purpose for which the Corporation is organized is the transaction of any or all lawful business.

ARTICLE 4.

Section 4.1 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 5,000,000 shares of common stock of the par value of one dollar ($1.00) each.

Section 4.2 Denial of Preemptive Rights. No shareholder or other person shall have any preemptive right whatsoever to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares, or any other securities or property whatsoever.

Section 4.3 Cumulative Voting.

(1) At each election of directors, every shareholder entitled to vote at such election has the right:

a. To vote the number of voting shares owned by him for as many persons as there are directors to be elected (and for whose election he has a right to vote); or

b. to cumulate his votes by giving one (1) candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

(2) A shareholder who intends to cumulate his votes shall give written notice of such intention to the secretary of the Corporation on or before the day preceding the election at which such shareholder intends to cumulate his votes.

(3) All shareholders entitled to vote cumulatively may cumulate their votes if any shareholder gives such notice.

ARTICLE 5.

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.

ARTICLE 6.

Without necessity for action by its shareholders, the Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

ARTICLE 7.

Section 7.1 Voting Requirement. Except to the extent otherwise required by law, the vote or concurrence of the holders of a majority of the shares of the Corporation entitled to vote and represented in person or by proxy at a meeting of the shareholders at which a quorum is present shall be the act of the shareholders.

Section 7.2 Quorum Requirement. The holders of at least a majority of the shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders of the Corporation.

Section 7.3 Interested Transactions. An otherwise valid contract or other transaction between the Corporation and one or more of its directors, officers or securityholders or between the Corporation and another corporation, partnership, joint venture, trust or other entity of which one or more of the Corporation’s directors, officers or securityholders are members, officers, securityholders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be valid notwithstanding whether such director, officer or securityholder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if any one of the following is satisfied: (a) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such board or committee in good faith authorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum; or (b) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other transaction is approved in good faith by vote of the shareholders; or (c) the contract or other transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders.

ARTICLE 8.

Section 8.1 Indemnification. As permitted by Section G of Article 2.02-1 of the Texas Business Corporation Act as in effect on the date of the filing of these Articles of Incorporation with the Secretary of State of the State of Texas (“Indemnification Article”), the Corporation, by action of its Board of Directors, (a) may indemnify any director, officer, employee or agent of the Corporation, and nominees and designees who are not or were not officers, employees, or agents of the Corporation but who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise or employee benefit plan as and to the fullest extent permitted by law and (b) shall indemnify such persons as and to the extent required by law.

Expenses incurred by any person who may be indemnified by the Corporation under the preceding paragraph in defending any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case, in the manner and to the extent permitted by law.

Section 8.2 Insurance. The Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the Corporation would have the power to indemnify him against that liability under the Indemnification Article.

Section 8.3 Non-Exclusivity. The provisions of Sections 8.1 and 8.2 of this Article 8 shall not be deemed exclusive of any other rights to which any such director, officer or other person may be entitled under any other agreement, pursuant to a vote of directors or any committee thereof or a vote of shareholders, as a matter of law or otherwise, either as to action in his official capacity or as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No person shall be entitled to indemnification pursuant to this Article 8 in relation to any matter as to which indemnification shall not be permitted by law.

ARTICLE 9.

In performing his duties, a director of the Corporation shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (a) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters which the director reasonably believes to be within such person’s professional or expert competence, or (c) a committee of the Board of Directors upon which he does not serve, duly designated in accordance with a provision of the by-laws, as to matters within its designated authority, which committee the director deems to merit confidence, but he shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his duties shall have no liability to the Corporation (whether asserted directly or derivatively) by reason of being or having been a director of the Corporation.

No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent that the foregoing exemption from liability is not permitted under the applicable provision of the Texas Miscellaneous Corporation Laws Act (or any successor or replacement statute) as the same now exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 10.

The address of the initial registered office of the Corporation is 6809 FM 1960 West, Houston, Texas 77069, and the name of the initial registered agent of the Corporation at such address is C. P. Bryan.

ARTICLE 11.

The initial Board of Directors shall consist of one (1) member who shall serve as director until the first annual meeting of shareholders or until his successor(s) shall have been elected and qualified, and whose name and address is as follows:

Name	Address
C. P. Bryan	809 FM 1960 West
Houston, Texas 77069

ARTICLE 12.

The name and address of the incorporator of the Corporation is as follows:

Name	Address
Charlotte M. Rasche	711 Louisiana, Suite 2900
Houston, Texas 77002

IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of May, 2001.

/s/ Charlotte M. Rasche
Charlotte M. Rasche

Sworn to on May 16, 2001, by the above named incorporator.

/s/ Gwendolyn L. Gates
Notary Public in and for the State of Texas

[SEAL]	Print Name:
My Commission Expires:

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

REPUBLIC BANCSHARES OF TEXAS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended (“TBCA”), Republic Bancshares of Texas, Inc. (the “Company”) adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE 1.

The name of the Company is Republic Bancshares of Texas, Inc. The Company’s filing number is 162929700.

ARTICLE 2.

The amendment alters Article 4 of the Articles of Incorporation in its entirety to read as follows:

Section 4.1 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares of common stock, par value of one dollar ($1.00) each.

Section 4.2 Denial of Preemptive Rights. No shareholder of other person shall have any preemptive right whatsoever to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares, or any other securities or property whatsoever.

Section 4.3 Cumulative Voting.

(1) At each election of directors, every shareholder entitled to vote has the right:

a. to vote the number of voting shares owned by him for as many persons as there are directors to be elected (and for whose election he has a right to vote); or

b. to cumulate his votes by giving one (1) candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

(2) A shareholder who intends to cumulate his votes shall give written notice of such intention to the secretary of the Corporation on or before the day preceding the election at which such shareholder intends to cumulate his votes.

(3) All shareholders entitled to vote cumulatively may cumulate their votes if any shareholder gives such notice.

ARTICLE 3.

The amendment to the Articles of Incorporation was adopted by the shareholders of the Company on April 20, 2004. The number of shares of the corporation outstanding at the time of the adoption was 1,951,798; and the number of shares entitled to vote on the amendment was 1,951,798.

ARTICLE 4.

The amendment to the Articles of Incorporation were approved in the manner required by the TBCA and by the constituent documents of the Company. The number of shares that voted for the amendment was 1,602,293, and the number of shares that voted against the amendment was 47,879.

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

REPUBLIC BANCSHARES OF TEXAS, INC.

By:	/s/ R. John McWhorter
Name:	R. John McWhorter
Title:	Secretary, Treasurer and Chief Financial Officer